Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
ROYAL GOLD, INC.

FIRST. The name of the corporation is Royal Gold, Inc.

SECOND. The registered office of the corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. (a)  The total number of shares of stock which the corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of common stock, each share having a par value of $0.01 and (ii) 10,000,000 shares of preferred stock, each share having a par value of $0.01.

(b) Each stockholder of record shall have one vote for each share of stock outstanding in his name on the books of the corporation and entitled to vote, except that in the election of directors such stockholder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(c) No stockholder of the corporation shall have any pre-emptive or similar right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(d) The board of directors of the corporation shall have the sole and exclusive right to fix by resolution or resolutions the powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock, or any series thereof, to the extent permitted by Section 151 of the General Corporation Law of the State of Delaware.

FIFTH. The directors of the corporation shall be divided into three classes. The term of office of the director(s) of the first class shall expire at the first annual meeting of the board of directors. The term of the director(s) of the second class shall expire one year thereafter. The term of the director(s) of the third class shall expire two years thereafter. At each annual election of directors, directors shall be chosen to succeed those directors whose terms expire. Directors elected by the stockholders at any annual election of directors shall serve for three-year terms, unless any director’s term is earlier terminated by death, resignation or removal.

SIXTH. The corporation is to have perpetual existence.

SEVENTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for the purpose of creating, defining, limiting and regulating the powers of the corporation and its directors and stockholders:

(a) The number of directors of the corporation shall be fixed, and may be altered from time to time, in the manner provided in the bylaws. Vacancies in the board of directors (including newly created directorships resulting from any increase in the authorized number of directors) may be filled, and directors may be removed, as provided in the bylaws or under the General Corporation Law of the State of Delaware.

(b) All corporate powers and authority of the corporation (except as at the time otherwise provided by the General Corporation Law of the State of Delaware, by this Certificate of Incorporation or by the bylaws) shall be vested in and exercised by the board of directors.

(c) The board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation except to the extent that the bylaws otherwise provide.

EIGHTH. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

NINTH. The corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time by affirmative vote of the stockholders representing a majority of the stock entitled to vote outstanding, and all rights herein conferred upon stockholders and directors are granted subject to such reservation.

TENTH. A director shall not be liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be so liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 under Title S, of the Delaware Code, or (iv) for any transaction from which the director received an improper personal benefit.